UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 10, 2012

Date of Report (Date of earliest event reported)

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Non-Compliance with Listing Standards.

On October 10, 2012, Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE” or the “Exchange”), that the average closing share price of its common stock was below the NYSE’s continued listing standard for minimum average closing share price. Rule 802.01C of the NYSE Listed Company Manual requires that any security listed on the NYSE trade at a minimum average closing share price of $1.00 during any consecutive 30 trading-day period.

Under the applicable rules of the NYSE, the Company must notify the NYSE within 10 business days of receipt of the non-compliance notice that it intends to cure the deficiency. The Company has notified the NYSE within this time period that it intends to cure the deficiency. The Company has six months from its receipt of the non-compliance notice to cure the deficiency and regain compliance. Compliance can be achieved by having a closing price of at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.  Notwithstanding the foregoing, if the Company determines to remedy the non-compliance by taking action that will require shareholder approval, such as a reverse stock split, the NYSE will continue to list the common stock pending shareholder approval by no later than its next annual meeting, and the implementation of such action promptly thereafter. The deficiency would be cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

During the applicable cure period, the common stock will continue to be listed and traded on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.

As previously announced, on September 27, 2012, the NYSE notified the Company it had fallen below the Exchange’s continued listing standard for average market capitalization and stockholders’ equity. Rule 802.01B of the NYSE Listed Company Manual requires companies whose total stockholders’ equity is less than $50 million to maintain an average global market capitalization over a consecutive 30-day trading period of not less than $50 million.  Under applicable NYSE rules, the Company has 45 days from the receipt of the notice to submit a plan advising the NYSE of definitive actions the Company has taken, or proposes to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the letter. The Company intends to submit such a plan and has notified the NYSE that it will seek to cure the deficiency within the prescribed timeframe. If the Exchange accepts the plan, the shares of common stock will continue to be listed on the NYSE during the 18 month cure period, subject to the compliance with other NYSE continued listing standards and continued periodic review by the NYSE of the Company’s progress with respect to its plan.  If the plan is not submitted on a timely basis, is not accepted or is accepted but the Company does not make progress consistent with the plan during the plan period, the Exchange could initiate delisting proceedings.

The Company is also subject to the requirement set forth in Rule 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million. If the Company were to fall below this threshold, the Exchange could initiate delisting without the availability of a cure period.

If the common stock ultimately were to be delisted for any reason, it could (1) reduce the liquidity and market price of the common stock; (2) negatively impact the ability of the Company to conduct equity financings and access the public capital markets; and (3) materially adversely impact the Company’s results of operations and financial condition.

As required under NYSE rules, the Company issued a press release on October 16,  2012, announcing that it had received the notice of non-compliance with Rule 802.1C and that the Company intends to seek to cure the deficiency within the prescribed timeframe. A copy of this press release is attached hereto as Exhibit 99.1 to this Form 8-K.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to the Company’s plans with respect to the NYSE letters of September 27, 2012 and October 10, 2012,  or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, risks that the Company may be unsuccessful in attempts to improve its financial and operational performance, to improve liquidity and cash flow through the delevering of its balance sheet, to restructure its indebtedness, and to secure additional capital as necessary, as well as effect the potential disposition of select assets along with the consideration of broader strategic alternatives. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Item 9.01	Exhibits.

99.1	Press release of the Company, dated October 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: October 16, 2012	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer